EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-159353) and related Prospectus of Regions Financial Corporation for the registration of 110,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 24, 2009, with respect to the consolidated financial statements of Regions Financial Corporation, and the effectiveness of internal control over financial reporting of Regions Financial Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama

June 3, 2009